UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	April 1, 2008

OGE ENERGY CORP.

(Exact Name of Registrant as Specified in Its Charter)

Oklahoma

(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638

(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321

(Address of Principal Executive Offices)	(Zip Code)

405-553-3000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

The information provided in response to Item 2.03 of this Current Report on Form 8-K is incorporated by reference in this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 1, 2008, OGE Energy Corp.’s wholly-owned subsidiary, Enogex LLC (“Enogex”), entered into a $250 million unsecured five-year revolving credit facility (the “New Facility”) with Wachovia Bank, National Association, as administrative agent, and the other lenders party thereto. Subject to certain limitations, the New Facility provides Enogex with the option, exercisable annually, to extend the maturity of the New Facility for an additional year and, upon the expiration of the revolving term, an option to convert the outstanding balance under the New Facility to a one-year term loan. The New Facility provides the option for Enogex to increase the borrowing limit by up to an additional $250 million (to a maximum of $500 million) upon the agreement of the lenders (or any additional lender) and the satisfaction of other specified conditions.

Interest under the New Facility is based on the London InterBank Offered Rate (“LIBOR”) or an alternate base rate, plus a margin (currently 0.31% and 0.0%, respectively) to be determined based on Enogex’s long-term unsecured credit rating. In addition, Enogex is required to pay a facility fee and, if more than 50% of the New Facility is utilized, a utilization fee (currently 0.09% and 0.50% per annum, respectively), in each case, to be determined based on Enogex’s long-term unsecured credit rating. In addition, the New Facility provides for an annual fee to be paid to the administrative agent. Advances under the New Facility may be used for letters of credit, general working capital requirements and other general corporate purposes, including capital expenditures, permitted acquisitions, permitted distributions, permitted investments and payment of transaction fees and expenses.

The New Facility contains customary representations, warranties, covenants and defaults applicable to Enogex and its subsidiaries. The New Facility contains a financial covenant requiring Enogex to maintain a ratio of consolidated funded debt to consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) (in each case, as defined in the Credit Agreement) as of the last day of each fiscal quarter of less than or equal to 5.00 to 1.00; provided that, for any three fiscal quarters including and following any fiscal quarter in which the aggregate value of one or more acquisitions made by Enogex or its subsidiaries exceeds $25 million in the aggregate for the prior twelve-month period, the consolidated funded debt to EBITDA ratio as of the last day of each such fiscal quarter would be permitted to be up to 5.50 to 1.00.

As of April 1, 2008, there was $25 million outstanding under the New Facility.

The above description of the New Facility is qualified in its entirety by reference to the terms of the New Facility, a copy of which is attached as Exhibit 10.01 and incorporated by reference herein.

Item 8.01 Other Events

On April 1, 2008, OGE Energy Corp. issued a press release announcing the closing of the New Facility. A copy of the press release is furnished herewith as Exhibit 99.01.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.01

Credit Agreement dated as of April 1, 2008, by and among Enogex LLC, the Lenders thereto, Wachovia Bank, National Association, as Administrative Agent, The Royal Bank of Scotland plc, as Syndication Agent, and JPMorgan Chase Bank, N.A, Mizuho Corporate Bank, LTD. and Union Bank of California, as Co-Documentation Agents.

99.01	Press release dated April 1, 2008, announcing Enogex closes new $250 million credit facility.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

April 7, 2008